Ex-99.2 a)

                MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE WITH
                        USAP MINIMUM SERVICING STANDARDS


March 8, 2000


As of and for the year ended December 31, 1999, GMAC Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP") exclusive of standards I.4., III.3., III.4., V.3, and V.4., (collectively the "Applicable Standards") solely for the purpose of servicing the home equity loans underlying the Consumer Lending Portfolio.

As these loans are home equity loans rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows are not applicable. Specifically, no assertions as to USAP minimum servicing standards I.4., III.3., III.4., V.3., and V.4 are being made.

Further, the assertion above relates only to the servicing of loans underlying the Consumer Lending Portfolio and not to loans in the general first mortgage servicing population.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policy in the amounts of $150,000,000 and $50,000,000, respectively.




/s/ R. Michael O'Brien
-----------------------------------
R. Michael O'Brien
President & Chief Executive Officer




/s/ David M. Applegate
-----------------------------------
David M. Applegate
Chief Operating Officer




/s/ Edward D. Hughes
-----------------------------------
Edward D. Hughes
Senior Vice President of
Servicing Administration